HILB, ROGAL AND HAMILTON COMPANY AND SUBSIDIARIES

                                 EXHIBIT 11

              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                   Three Months Ended
                                                        March 31,
                                               1996                   1995

PRIMARY:
  Average shares outstanding                13,729,596              14,794,450

  Net effect of dilutive stock options --
    based on the treasury stock method
    using average fair value                    30,940                   5,098
                                            ----------              ----------
  Average number of shares as adjusted      13,760,536              14,799,548
                                            ==========              ==========
  Net income                                $5,162,315              $4,928,047
                                            ==========              ==========
  Per share amount                                $.38                    $.33
                                                  ====                    ====
FULLY DILUTED:
  Average shares outstanding                13,729,596              14,794,450

  Net effect of dilutive stock options --
    based on the treasury stock method
    using the end of period fair value,
    if higher than average fair value           41,634                   7,861
                                            ----------              ----------
  Average number of shares as adjusted      13,771,230              14,802,311
                                            ==========              ==========
  Net income                                $5,162,315              $4,928,047
                                            ==========              ==========
  Per share amount                                $.37                    $.33
                                                  ====                    ====

Note: The per share amounts presented for each period above do not necessarily support amounts in the statement of consolidated income because common stock equivalents are less than 3% dilutive.